EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Reports Fourth Quarter 2020

Financial and Operating Results and Confirms 2021 Financial Guidance

▪	Fourth quarter 2020 net income of $103.0 million, adjusted EBITDA of $61.8 million and Distributable Cash Flow (“DCF”) of $44.8 million
▪	Reiterating full year 2021 adjusted EBITDA guidance of $210 million to $230 million and capital expenditure guidance of $20 million to $35 million
▪	Reiterating expectation to generate sufficient cash in 2021, after interest expense and capital expenditures, to reduce outstanding indebtedness by approximately $130 million to $150 million
▪	Expect to fully finance SMLP’s estimated 2021 Double E investment of $150 million with funds from $175 million of new non-recourse senior secured credit facilities at Summit Permian Transmission, LLC
▪

Retired $351 million of SMLP’s recourse fixed capital obligations at a weighted average discount of 67% and completed consensual debt discharge and restructuring of SMP Holdings’ $155.2 million term loan

▪	Executed an amendment to SMLP’s revolving credit facility, which includes a new $400 million junior lien debt basket and a less restrictive 5.75x total leverage covenant
▪	Double E received FERC’s Notice to Proceed with construction in January 2021

Houston, Texas (March 4, 2021) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended December 31, 2020, including net income of $103.0 million, adjusted EBITDA of $61.8 million and DCF of $44.8 million.  Net income for the quarter included a $124.1 million gain from early extinguishment of debt related to the open market repurchase of senior unsecured notes and the consensual debt discharge and restructuring of a subsidiary’s $155.2 million term loan (“GP Term Loan Restructuring”), partially offset by non-cash charges for a $17.0 million loss contingency and a $5.1 million asset impairment related to an $8.0 million sale of compressor equipment, which closed in January 2021.

Fourth quarter 2020 operated natural gas volume throughput averaged 1,436 million cubic feet per day (“MMcf/d”) and liquids volume throughput averaged 71 thousand barrels per day (“Mbbl/d”).  Operated natural gas volumes increased by 3.2% relative to the third quarter of 2020, largely due to a volume increase of 91 MMcf/d in the Utica Shale segment from a combination of a customer returning 22 MMcf/d of temporarily shut-in production at the end of the third quarter, and seven new well connections in September, partially offset by modest volume throughput declines in other reportable segments.  Throughput volumes for the Ohio Gathering segment increased by 42 MMcf/d, net to Summit, or 21.3% over the third quarter of 2020, due to the return of substantially all temporarily shut-in production and higher volumes from 15 new wells that were connected late in the third quarter.  Quarterly liquids volume throughput increased by 2.9% over the third quarter of 2020, primarily due to eight new wells that were turned in line during the quarter.

Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit’s fourth quarter financial results were in line with expectations, and adjusted EBITDA was $2 million ahead of third quarter results. Our full year results fell within our guidance range of $250 million to $260 million that we established in July 2020, to reflect the implications of the global COVID-19 pandemic, lower commodity prices and a slowdown of upstream activity behind our systems.  The strong performance of our Utica Shale and Ohio Gathering segments drove overall quarter-over-quarter increases in adjusted EBITDA and volume throughput.  On an aggregate basis, these two segments contributed an incremental $2.6 million of quarterly adjusted EBITDA relative to the third quarter of 2020, and each segment had quarterly volume throughput growth of more than 20%.  Additionally, with the return of substantially all shut-in production behind the Ohio Gathering system in November, we no longer have any material amount of production that is temporarily shut-in for economic purposes behind any of our assets.”

“We executed a number of liability management transactions in the fourth quarter, including the repurchase of $95.6 million face value of our 2025 notes, a cash tender for $75.1 million of our Series A Preferred Units, and the closing

EX 99.1-1

of the transformational GP Term Loan Restructuring.  In total, since closing the GP Buy-In in May 2020, we have eliminated more than $625 million of recourse fixed capital obligations at SMLP, including the $180.8 million DPPO, and we extinguished our GP’s $155.2 million term loan, all at substantial discounts to par.  As a result of these actions, our organizational structure and capital structure have been significantly simplified.  In December 2020, we completed an amendment to our revolving credit facility that provides additional flexibility to support the next phase of our liability management initiatives.  The newly added $400 million junior lien debt basket can be utilized to address our 2022 bond maturities and the increased total leverage covenant of 5.75x provides SMLP with additional cushion to mitigate future uncertainty.”

“We continue to make great progress on the Double E project, having received all necessary approvals to proceed with construction, and securing bank financing commitments.  Now that we have received the Notice to Proceed from the FERC, we have initiated construction activities and we expect to bring the project online during the fourth quarter of 2021.  We continue to expect that Double E will be completed at or below the current $425 million capital budget, of which, approximately $35 million currently remains in unidentified project contingency.  In the fourth quarter of 2020, SMLP contributed approximately $6.6 million of cash for its 70% share of Double E capital contributions, resulting in SMLP funding approximately $20 million during the calendar year 2020, and approximately $131 million of total funding from the project’s inception through the end of 2020.  In 2021, we expect to finance SMLP’s estimated $150 million share of Double E capital expenditures with funds from the $175 million of new, non-recourse senior secured credit facilities which have been committed by leading commercial banks.”

“In 2020, we successfully executed a robust set of liability management transactions that strengthened the balance sheet and created financial flexibility to offset the potential for a prolonged challenging macro environment, while generating long term value for our unitholders.  We expect that 2021 will be a trough year for Summit, as many of our customers have significantly reduced drilling and completion activities behind our systems, particularly during the first half of the year.  As a result, we expect approximately 45 to 75 new well connections in 2021, which is materially less than the 104 and 262 wells connected in 2020 and 2019, respectively.  We also anticipate MVC shortfall payment step-downs of approximately $10 million in 2021, relative to 2020, primarily from customers in the Piceance and Williston segments.  Accordingly, we issued our 2021 adjusted EBITDA guidance range of $210 million to $230 million, which includes a moderate amount of risking to our customer-provided development plans and volume forecasts at the midpoint of the range,  Further risking of these plans reflect the low end of the range and if our customers achieve their stated plans, we would expect our financial results to be at the high end of the range.”

“Although we are expecting softened customer activity in 2021, we expect to generate sufficient cash, after interest expense and capital expenditures, to reduce outstanding indebtedness by approximately $130 million to $150 million due to the resiliency of our business model.  While it is too early to provide guidance for 2022, we foresee several tailwinds that we believe will support increased customer activity behind our systems, including an improving outlook on oil and gas prices, more constructive capital markets and the potential for additional consolidation activity in the upstream sector, all of which should further strengthen customer balance sheets.  In the meantime, we will remain focused on maximizing free cash flow, further de-levering the balance sheet and implementing plans to address our upcoming 2022 debt maturities.”

2021 Financial Guidance

SMLP is reiterating its financial guidance for full year 2021 that was released on February 16, 2021, and included the following guidance ranges:

•	2021 adjusted EBITDA of $210 million to $230 million
•

Total capital expenditures of $20 million to $35 million, including approximately $10 million of maintenance capital expenditures, but excluding SMLP’s estimated $150 million of capital investment in Double E which is expected to be financed with new non-recourse credit facilities at Summit Permian Transmission, LLC, an indirect, unrestricted subsidiary

•	Expect to generate sufficient cash in 2021, after interest expense and capital expenditures, to reduce outstanding indebtedness by approximately $130 million to $150 million

The Partnership believes these guidance ranges reflect a conservative, yet appropriate level of risking to the most recent drill schedules and volume forecasts provided by customers.  These projections are subject to risks and uncertainties described in the “Forward-Looking Statements” section at the end of this press release.

Please refer to SMLP’s press release issued on February 16, 2021, for additional details regarding Summit’s full year 2021 financial guidance.

EX 99.1-2

Fourth Quarter 2020 Business Highlights

In the fourth quarter of 2020, SMLP’s average daily natural gas throughput for its operated systems increased 3.2% relative to the third quarter of 2020, to 1,436 MMcf/d, and liquids volumes increased 2.9% relative to the third quarter of 2020, to 71 Mbbl/d.  SMLP’s customers had approximately 37 DUCs in inventory upstream of its systems with line of sight to near-term completions as of December 31, 2020.

Core Focus Areas:

•	Core Focus Areas generated combined quarterly segment adjusted EBITDA of $33.2 million and had combined capital expenditures of $7.0 million in the fourth quarter of 2020.
•

Utica Shale segment adjusted EBITDA totaled $8.7 million, a $1.3 million increase from the third quarter of 2020, which was driven by a 25.9% increase in volume throughput.  Volume throughput growth was primarily due to seven new wells that were turned in line in September and continue to outperform expectations, together with a customer returning 22 MMcf/d of previously shut-in production.  There were no wells connected in the segment during the quarter; however, a new four-well pad site, which is subject to our previously announced gathering agreement to incentivize accelerated upstream activity, was connected to the SMU system in the fourth quarter and these new wells are expected to be turned in line during the first quarter of 2021.  There were 10 DUCs in the Utica Shale segment at year-end 2020.

•

Ohio Gathering segment adjusted EBITDA totaled $8.5 million, a 18.9% increase from the third quarter of 2020.  Higher segment adjusted EBITDA was driven by a 21.3% increase in volume throughput, largely due to return of all temporarily curtailed production and volumes from 10 new wells that were connected late in the third quarter. As of the end of the fourth quarter, there were seven DUCs in the Ohio Gathering segment, all of which are expected to be turned in line in 2021, based on current customer development plans.

•

Williston Basin segment adjusted EBITDA totaled $11.4 million in the fourth quarter of 2020, a 2.4% decrease from the third quarter of 2020, primarily due to a change in customer volume mix and impacts to margins from recent contract amendments.  Liquids volume throughput increased by 2.9% from the third quarter, to 71 Mbbl/d, primarily due to eight new wells that were turned in line in October and November, partially offset by natural production declines.  There are 8 DUCs in inventory behind our Williston Basin systems, which we expect to be turned in line in 2021.

•

DJ Basin segment adjusted EBITDA totaled $4.4 million in the fourth quarter of 2020, a 7.0% decrease from the third quarter of 2020, due to a 7.4% quarter-over-quarter decrease in volume throughput to 25 MMcf/d.  The volume throughput decrease was primarily driven by natural production declines and offset partially by volumes from 2 new pads that were connected during the quarter.  As of December 31, 2020, our customers had approximately 20 DUCs on our DJ Basin system; however, we do not expect them to be turned-in-line in the near-term.

•

Permian Basin segment adjusted EBITDA totaled $0.1 million in the fourth quarter of 2020, a decrease of approximately $0.8 million relative to the prior quarter, primarily due to decreased margins on natural gas and NGL sales, a true-up payment due to our customers related to gas purchases, and increased expenses during the fourth quarter.  The 2.9% decrease in volume throughput was largely attributable to natural production declines and partially offset by volumes associated with a contract that was extended in May of 2020.  Our customers have two DUCs in inventory behind the Permian Basin system that we expect to be turned-in-line during the first quarter of 2021.

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Legacy Areas:

•	Legacy Areas generated $35.4 million of combined segment adjusted EBITDA in the fourth quarter of 2020 and had combined capital expenditures of $0.9 million.
•

Piceance Basin segment adjusted EBITDA of $22.0 million increased by $0.5 million from the third quarter of 2020, primarily due to lower spend on operations and maintenance activities.  Lower volume throughput of 14 MMcf/d, or 3.9%, compared to the third quarter of 2020, was primarily a result of natural production declines.

•

Barnett Shale segment adjusted EBITDA increased by 5.7% from the third quarter of 2020, to $7.6 million, primarily due to customer margin mix and impacts from recent contract amendments that reduced net expenses.  Throughput volumes decreased by 1.9% primarily due natural production declines and were partially offset by increased volumes from workovers and recompletions of existing wells.  Our customers have 7 new wells that are being drilled behind our system and 1 DUC in inventory.

•

Marcellus Shale segment adjusted EBITDA decreased to $5.8 million for the fourth quarter of 2020, a 3.9% quarterly decrease relative to the third quarter of 2020, driven primarily by a 6.6% decrease in volume throughput to 370 MMcf/d as a result of natural production declines.  Our anchor customer had nine DUCs in inventory behind our Marcellus Shale infrastructure at the end of the fourth quarter, which we expect to all be turned-in-line in the first half of 2021.

The following table presents average daily throughput by reportable segment for the periods indicated:

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Average daily throughput (MMcf/d):
Utica Shale	443	273	358	273
Williston Basin (1)	14	12	14	12
DJ Basin	25	27	26	27
Permian Basin	33	19	33	19
Piceance Basin (2)	347	452	364	452
Barnett Shale	204	251	212	251
Marcellus Shale	370	363	368	363
Aggregate average daily throughput	1,436	1,397	1,375	1,397

Average daily throughput (Mbbl/d):
Williston Basin	71	105	79	105
Aggregate average daily throughput	71	105	79	105

Ohio Gathering average daily throughput (MMcf/d) (3)	621	732	571	732

__________

(1)	The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.
(2)	The Piceance Basin segment includes the RRG West system, which was sold in December 2019.
(3)	Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

The following table presents adjusted EBITDA by reportable segment for the periods indicated:

EX 99.1-4

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$8,709	$8,595	$32,783	$29,292
Ohio Gathering (2)	8,474	9,542	31,056	39,126
Williston Basin (3)	11,428	20,213	52,060	69,437
DJ Basin	4,433	6,625	19,449	18,668
Permian Basin	124	117	4,426	(879)
Piceance Basin (4)	22,026	24,138	88,820	98,765
Barnett Shale	7,617	9,560	32,093	43,043
Marcellus Shale	5,786	5,316	22,015	20,051
Total	$68,597	$84,106	$282,702	$317,503
Less: Corporate and Other (5)	6,806	7,122	30,587	34,151
Adjusted EBITDA	$61,791	$76,984	$252,115	$283,352

__________

(1)

We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.

(2)

Represents our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3)	The Williston Basin segment includes the Tioga Midstream system, which was sold in March 2019.
(4)	The Piceance Basin segment includes the RRG West system, which was sold in December 2019.
(5)

Corporate and Other represents those results that are not specifically attributable to a reportable segment (such as Double E) or that have not been allocated to our reportable segments, including certain general and administrative expense items  and natural gas and crude oil marketing services.

Capital Expenditures

Capital expenditures totaled $7.8 million in the fourth quarter of 2020, inclusive of maintenance capital expenditures of $3.1 million.  Capital expenditures in the fourth quarter of 2020 were primarily related to growth projects in our Utica Shale and DJ Basin segments.

	Year ended December 31,
	2020	2019
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$6,957	$3,902
Williston Basin	8,767	30,861
DJ Basin	12,829	80,487
Permian Basin	7,014	44,955
Piceance Basin	1,370	1,946
Barnett Shale (2)	1,878	184
Marcellus Shale	700	693
Total reportable segment capital expenditures	39,515	163,028
Corporate and Other (3)	3,613	19,263
Total cash paid for capital expenditures	$43,128	$182,291

__________

(1)	Excludes cash paid for capital expenditures by Ohio Gathering and Double E (after June 2019) due to equity method accounting.
(2)	For the year ended December 31, 2019, the amount includes sales tax reimbursements of $1.1 million.
(3)

For the year ended December 31, 2019, and through the formation date of the Double E joint venture in June 2019, reflects 100% of the capital expenditures associated with Double E and excludes capital contributions made by our JV partner.

EX 99.1-5

Capital & Liquidity

As of December 31, 2020, SMLP had $238.9 million of undrawn commitments under its $1.1 billion revolving credit facility, after accounting for a $4.1 million issued but undrawn letter of credit.  Subject to covenant limits, our available borrowing capacity at December 31, 2020 totaled approximately $105 million.  SMLP also had $15.4 million of cash on hand as of December 31, 2020.

Based upon the terms of SMLP’s revolving credit facility and total outstanding debt, net of cash, of $1.34 billion (inclusive of $493.5 million of senior unsecured notes), SMLP’s total leverage ratio and first lien leverage ratio (as defined in the credit agreement) as of December 31, 2020, were 5.1 to 1.0 and 3.2 to 1.0, respectively, relative to maximum threshold limits of 5.75 to 1.0 and 3.50 to 1.0.

Fourth Quarter 2020 Loss Contingency

In accordance with certain GAAP requirements, in the fourth quarter of 2020, the Partnership recognized a $17.0 million, non-cash loss contingency accrual related to a previously disclosed incident dating back to a 2015 release of produced water from a pipeline owned by Meadowlark Midstream.  Since discovering the pipeline rupture in January 2015, the Partnership and its affiliates have spent nearly $75 million on environmental remediation costs and preventative system improvements associated with this incident.  Since then, we have also engaged in discussions with federal and state agencies and the U.S. Department of Justice regarding resolution of potential criminal and civil violations under statutes such as the Clean Water Act.  It remains unclear if a resolution to these potential violations could be achieved through a negotiated settlement or through litigation, and the timing of any resolution is unknown. We will continue to provide updates if any material developments occur.

Double E Update

During the fourth quarter of 2020, SMLP made cash investments totaling $6.6 million with respect to its 70% equity investment in Double E.  SMLP’s 70% share of the total expected Double E capital costs is approximately $300 million, of which approximately $131 million has been funded as of December 31, 2020.  In January of 2021, Double E received its Notice to Proceed with construction from the Federal Energy Regulatory Commission and was granted the necessary rights-of-way on federal lands from the Bureau of Land Management.  In February 2021, SMLP’s wholly-owned, indirect subsidiary, Summit Permian Transmission, LLC, received $175 million of commercial bank commitments to finance development of the Double E pipeline project, which it expects to fully fund SMLP’s approximately $150 million of capital contributions for Double E in 2021.  The estimated in-service date for Double E continues to be the fourth quarter of 2021.

MVC Shortfall Payments

SMLP billed its customers $22.3 million in the fourth quarter of 2020 related to MVC shortfalls.  For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the fourth quarter of 2020, SMLP recognized $14.0 million of gathering revenue associated with MVC shortfall payments.  SMLP also recognized $0.9 million of adjustments to MVC shortfall payments in the fourth quarter of 2020 related to shortfall payment adjustments from customers in the Williston Basin segment and the Piceance Basin segment.  SMLP’s MVC shortfall payment mechanisms contributed $14.9 million of total adjusted EBITDA in the fourth quarter of 2020.

EX 99.1-6

	Three months ended December 31, 2020
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,469	$3,469	$—	$3,469
Total net change	$3,469	$3,469	$—	$3,469

MVC shortfall payment adjustments:
Williston Basin	$9,144	$1,354	$1,416	$2,770
Piceance Basin	8,136	7,619	(557)	7,062
Marcellus Shale	1,569	1,569	—	1,569
Total MVC shortfall payment adjustments	$18,849	$10,542	$859	$11,401

Total (1)	$22,318	$14,011	$859	$14,870

__________

(1) Exclusive of Ohio Gathering due to equity method accounting.

	Year ended December 31, 2020
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$14,000	$14,000	$—	$14,000
Total net change	$14,000	$14,000	$—	$14,000

MVC shortfall payment adjustments:
Williston Basin	$12,191	$12,191	$—	$12,191
Piceance Basin	29,182	28,560	—	28,560
Marcellus Shale	5,467	5,467	—	5,467
Total MVC shortfall payment adjustments	$46,840	$46,218	$—	$46,218

Total (1)	$60,840	$60,218	$—	$60,218

__________

(1) Exclusive of Ohio Gathering due to equity method accounting.

Quarterly Distribution

The board of directors of SMLP’s general partner continues to suspend cash distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units for the period ended December 31, 2020.  Unpaid distributions on the Series A preferred units will continue to accrue.

Fourth Quarter 2020 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Thursday, March 4, 2021, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 50087230.  The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”).  We also present adjusted EBITDA, a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as

EX 99.1-7

unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.   Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•	certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•	adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins,

EX 99.1-8

primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado.  SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.  SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio.  SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws.  Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could."  In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements.  Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 9, 2020, Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the SEC on May 8, 2020, Quarterly Report on Form 10-Q for the three months ended June 30, 2020 filed with the SEC on August 10, 2020 and Quarterly Report on Form 10-Q for the three months ended September 30, 2020 filed with the SEC on November 6, 2020, each as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

EX 99.1-9

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
	(In thousands)
ASSETS
Cash and cash equivalents	$15,544	$9,530
Restricted cash	-	27,392
Accounts receivable	61,932	97,418
Other current assets	4,623	5,521
Total current assets	82,099	139,861
Property, plant and equipment, net	1,817,546	1,882,489
Intangible assets, net	199,566	232,278
Investment in equity method investees	392,740	309,728
Other noncurrent assets	7,866	9,742
TOTAL ASSETS	$2,499,817	$2,574,098

LIABILITIES AND CAPITAL
Trade accounts payable	$11,878	$24,415
Accrued expenses	13,036	11,339
Deferred revenue	9,988	13,493
Ad valorem taxes payable	9,086	8,477
Accrued compensation and employee benefits	9,658	8,719
Accrued interest	8,007	12,346
Accrued environmental remediation	1,392	1,725
Other current liabilities	5,363	3,487
Term loan	-	5,546
Total current liabilities	68,408	89,547
Long-term debt	1,347,326	1,622,279
Noncurrent deferred revenue	48,250	38,709
Noncurrent accrued environmental remediation	1,537	2,926
Other noncurrent liabilities	21,747	7,951
Total liabilities	1,487,268	1,761,412

Mezzanine Capital
Subsidiary Series A Preferred Units	89,658	27,450

Partners' Capital
Series A Preferred Units	174,425	293,616
Common limited partner capital	748,466	305,550
Noncontrolling interest	—	186,070
Total partners' capital	922,891	785,236
TOTAL LIABILITIES AND CAPITAL	$2,499,817	$2,574,098

EX 99.1-10

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$73,125	$83,708	$302,792	$326,747
Natural gas, NGLs and condensate sales	14,073	18,556	49,319	86,994
Other revenues	9,212	9,983	31,362	29,787
Total revenues	96,410	112,247	383,473	443,528
Costs and expenses:
Cost of natural gas and NGLs	13,708	12,636	36,653	63,438
Operation and maintenance	20,899	23,948	86,030	98,719
General and administrative (1)	33,530	16,968	73,438	55,947
Depreciation and amortization	29,331	28,310	118,132	110,354
Transaction costs	1,049	455	2,993	3,017
Gain on asset sales, net	(37)	59	(307)	(1,536)
Long-lived asset impairment (2)	8,614	15,486	13,089	60,507
Goodwill Impairment (3)	—	-	—	16,211
Total costs and expenses	107,094	97,862	330,028	406,657
Other income	(596)	147	48	451
Interest expense	(14,058)	(23,419)	(78,894)	(91,966)
Gain on early extinguishment of debt (4)	124,137	—	203,062	—
Income (loss) before income taxes and equity method investment income (loss)	98,799	(8,887)	177,661	(54,644)
Income tax benefit (expense)	42	196	146	(1,231)
Income (loss) from equity method investees (5)	4,125	(336,654)	11,271	(337,851)
Net income (loss)	$102,966	$(345,345)	$189,078	$(393,726)

Net income (loss) per limited partner unit:
Common unit – basic	$30.45	$(59.74)	$73.22	$(70.50)
Common unit – diluted	$29.73	$(59.74)	$55.84	$(70.50)

Weighted-average limited partner units outstanding:
Common units – basic	4,894	3,021	3,592	3,021
Common units – diluted	5,013	3,021	4,710	3,021

__________

(1) For the three months ended December 31, 2020, the amount includes a $17.0 million non-cash loss contingency expense and $5.6 million of restructuring expenses. For the year ended December 31, 2020, the amount includes a $17.0 million non-cash loss contingency expense and $9.0 million of restructuring expenses. For the three months and the year ended December 31, 2019, the amount includes $5.0 million of restructuring expenses. For the year ended December 31, 2019, includes $3.8 million of severance expenses.

(2) For the year ended December 31, 2020, the amount is associated with (i) a $5.1 million impairment related to the 2021 sale of compressor equipment and (ii) a $3.6 million impairment related to the cancellation of a DJ Basin compressor station.  For the year ended December 31, 2019, the amount is associated with (i) our decision in March 2019 to idle our existing 20 MMcf/d DJ Basin processing plant in conjunction with the commissioning of our new 60 MMcf/d DJ Basin processing plant resulting in an impairment charge of $34.7 million; (ii) a $14.2 million impairment charge associated with the sale of certain Red Rock Gathering system assets in the fourth quarter of 2019; and (iii) our decommissioning in March 2019 of an underutilized Barnett Shale compressor station resulting in an impairment charge of $10.2 million.

(3) For the year ended December 31, 2019, the amount represents an impairment charge associated with our annual goodwill testing of the Marcellus Shale reporting unit.

(4) Subsequent to the GP Buy-In Transaction, the Partnership commenced a debt buyback program to repurchase our Senior Notes, which is ongoing. We repurchased $66.0 million of the outstanding $300 million aggregate principal amount of our 5.50% Senior Notes through December 31, 2020. The gain on early extinguishment of debt for the 5.50% Senior Notes for the year ended December 31, 2020 totaled $20.5 million and is inclusive of a $0.3 million write off of debt issuance costs. We also repurchased

EX 99.1-11

$240.5 million of the outstanding $500 million aggregate principal amount of our 5.75% Senior Notes through December 31, 2020. The gain on early extinguishment of debt for the 5.75% Senior Notes during the three months and the year ended December 31, 2020 totaled $30.2 million and $90.5 million, respectively, and is inclusive of a $1.8 million write off of debt issuance costs.

(5) For the year ended December 31, 2019, the amount includes a $336.7 million impairment charge associated with our equity method investment in Ohio Gathering and Ohio Condensate.

EX 99.1-12

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(Dollars in thousands)
Other financial data:
Net income (loss)	$102,966	$(345,345)	$189,078	$(393,726)
Net cash provided by operating activities	$51,782	$34,124	$198,589	$161,741
Capital expenditures	$7,816	$30,628	$43,128	$182,291
Contributions to equity method investees	$7,855	$6,986	$99,927	$18,316
Adjusted EBITDA	$61,791	$76,984	$252,115	$283,352
Cash flow available for distributions (1)	$44,755	$50,348	$162,835	$176,491
Distributions (2)	$—	$18,812	$—	$111,530

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,436	1,397	1,375	1,397
Aggregate average daily throughput – liquids (Mbbl/d)	71	105	79	105

Ohio Gathering average daily throughput (MMcf/d) (3)	621	732	571	732

__________

(1) Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

(2)  Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.

EX 99.1-13

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net income (loss)	$102,966	$(345,345)	$189,078	$(393,726)
Add:
Interest expense	14,058	23,419	78,894	91,966
Income tax (benefit) expense	(42)	(196)	(146)	1,231
Depreciation and amortization (1)	29,565	28,544	119,070	111,574
Proportional adjusted EBITDA for equity method investees (2)	8,474	9,542	31,056	39,126
Adjustments related to MVC shortfall payments (3)	859	608	—	3,476
Adjustments related to capital reimbursement activity (4)	(619)	(250)	(1,395)	(2,156)
Unit-based and noncash compensation	1,920	2,801	8,111	8,171
Gain on early extinguishment of debt (5)	(124,137)	—	(203,062)	—
Gain on asset sales, net	(37)	59	(307)	(1,536)
Long-lived asset impairment (6)	8,614	15,486	13,089	60,507
Goodwill Impairment	—	—	—	16,211
Other, net (7)	24,295	5,662	28,998	10,657
Less:
Income (loss) from equity method investees	4,125	(336,654)	11,271	(337,851)
Adjusted EBITDA	$61,791	$76,984	$252,115	$283,352
Less:
Cash interest paid	17,009	26,101	79,450	92,536
Cash paid for taxes	—	—	190	150
Senior notes interest adjustment (8)	(3,091)	(3,063)	(4,487)	—
Maintenance capital expenditures	3,118	3,598	14,127	14,175
Cash flow available for distributions (9)	$44,755	$50,348	$162,835	$176,491

Distributions (10)	$—	$18,812	$—	$111,530

__________

(1) Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(3) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Subsequent to the GP Buy-In Transaction, the Partnership commenced a debt buyback program to repurchase our Senior Notes, which is ongoing. We repurchased $66.0 million of the outstanding $300 million aggregate principal amount of our 5.50% Senior Notes through December 31, 2020. The gain on early extinguishment of debt for the 5.50% Senior Notes for the year ended December 31, 2020 totaled $20.5 million and is inclusive of a $0.3 million write off of debt issuance costs. We also repurchased $240.5 million of the outstanding $500 million aggregate principal amount of our 5.75% Senior Notes through December 31, 2020. The gain on early extinguishment of debt for the 5.75% Senior Notes during the three months and the year ended December 31, 2020 totaled $30.2 million and $90.5 million, respectively, and is inclusive of a $1.8 million write off of debt issuance costs.

(6) For the year ended December 31, 2020, the amount is associated with (i) a $5.1 million impairment related to the 2021 sale of compressor equipment and (ii) a $3.6 million impairment related to the cancellation of a DJ Basin compressor station.  For the year ended December 31, 2019, the amount is associated with (i) our decision in March 2019 to idle our existing 20 MMcf/d DJ Basin processing plant in conjunction with the commissioning of our new 60 MMcf/d DJ Basin processing plant resulting in an impairment charge of $34.7 million; (ii) a $14.2 million impairment charge associated with the sale of certain Red Rock Gathering

EX 99.1-14

system assets in the fourth quarter of 2019; and (iii) our decommissioning in March 2019 of an underutilized Barnett Shale compressor station resulting in an impairment charge of $10.2 million.

(7) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended December 31, 2020, the amount includes $17.0 million of non-cash loss contingency expense, $5.6 million of restructuring expenses and $1.0 million of transaction costs associated with the GP Buy-In Transaction. For the year ended December 31, 2020, the amount includes $17.0 million of non-cash loss contingency expense, $9.0 million of restructuring expenses and $3.2 million of transaction costs associated with the GP Buy-In Transaction. For the three months ended December 31, 2019, the amount includes $5.0 million related to restructuring expenses and $0.7 million of transaction costs associated with the November 2019 DPPO amendment. For the year ended December 31, 2019, the amount includes $5.0 million related to restructuring expenses, $3.8 million of severance expense associated with our former Chief Executive Officer, $0.9 million of transaction costs associated with the Equity Restructuring, and $0.9 million of transaction costs primarily associated with the November 2019 DPPO amendment.

(8) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(9) Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

(10) Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units.

EX 99.1-15

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Year ended December 31,
	2020	2019
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$198,589	$161,741
Add:
Interest expense, excluding amortization of debt issuance costs	72,286	85,653
Income tax (benefit) expense	(146)	1,231
Gain on fair value of warrants	393	—
Settlement of interest rate derivative	(134)	—
Transaction costs	3,913	—
Changes in operating assets and liabilities	(50,018)	24,010
Proportional adjusted EBITDA for equity method investees (1)	31,056	39,126
Adjustments related to MVC shortfall payments (2)	—	3,476
Adjustments related to capital reimbursement activity (3)	(1,395)	(2,156)
Other, net (4)	28,998	10,657
Less:
Distributions from equity method investees	28,185	37,300
Noncash lease expense	3,242	3,086
Adjusted EBITDA	$252,115	$283,352
Less:
Cash interest paid	79,450	92,536
Cash paid for taxes	190	150
Senior notes interest adjustment (5)	(4,487)	—
Maintenance capital expenditures	14,127	14,175
Cash flow available for distributions (6)	$162,835	$176,491

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, subject to a one-month lag.

(2) Adjustments related to MVC shortfall payments are recognized ratably over the term of the associated MVC.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the year ended December 31, 2020, the amount includes $17.0 million of non-cash loss contingency expense, $9.0 million of restructuring expenses and $3.2 million of transaction costs associated with the GP Buy-In Transaction. For the year ended December 31, 2019, the amount includes $5.0 million related to restructuring expenses, $3.8 million of severance expense associated with our former Chief Executive Officer, $0.9 million of transaction costs associated with the Equity Restructuring, and $0.9 million of transaction costs primarily associated with the November 2019 DPPO amendment.

(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022. Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(6) Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact:  Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP

EX 99.1-16